Exhibit 4.7

SGOOLA INDUSTRIAL ZONE P.O.B. 159, PETACH TlKVA 49101 ISRAEL TEL: 972-3-9395050 FAX: 972-3-9309581

December 17, 2007

To:
Mr. Alois Kubat

Dear Mr. Kubat,

Re: Letter of Comfort

Reference is made to the share purchase agreement, dated as of June 10, 2002 (the “Purchase Agreement”), by and among En-Eltek B.V. 2002, Netherlands (“Eltek B.V.”), Mr. Alois Kubat (“Kubat”), and other shareholders of Kubatronik-Leiterplatten GmbH (the “Company”), pursuant to which Eltek B.V. purchased shares of the Company from Kubat, and to the Second Extension of Put/Call Option Provisions under the Share Purchase Agreement, dated as of December     , 2007 (the “Second Extension Agreement”).

1.	Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

2.	In order to secure Kubat’s rights in connection with Kubat’s Put Right, Eltek Ltd. from Petch-Tikva, Israel (“Eltek”), being the sole shareholder of Eltek B.V., hereby undertakes that:

a.

upon exercise of Kubat’s Put Right, Eltek shall cause Eltek B.V. to pay the purchase price in consideration of Kubat’s Holdings on the due payment date thereof, all as set forth in Section 7.4.1 of the Purchase Agreement; and

b.

upon exercise of Kubat’s Put Right, Eltek shall ensure that Eltek B.V. is furnished with sufficient financial resources as will be required to meet Eltek B.V.’s payment obligations pursuant to Section 7.4.1 of the Purchase Agreement.

3.

Eltek’s undertakings pursuant to this letter of comfort shall remain in full force and effect until the expiration of the Option Period in accordance with Section 7.4.1(a) of the Purchase Agreement and any extension period pursuant to the Second Extension Agreement.

Sincerely,

Eltek Ltd.

By:	Arieh Reichart		By:	Nissim Gilam
	CEO			Chairman of the Board of Directors

SECOND EXTENSION OF PUT/CALL OPTION PROVISIONS UNDER THE SHARE PURCHASE AGREEMENT

This second extension agreement (the “Second Extension Agreement”) of certain put/call option provisions under the share purchase agreement, dated as of June 10, 2002 (the “Purchase Agreement”) is made on this ___ day of December 2007, by and between:

EN-Eltek Netherlands 2002 B.V., a Netherlands corporation with offices located at Naritaweg 165 Telestone 8 1043BW, Amsterdam, The Netherlands (hereinafter: “En-Eltek”), and

Mr. Alois Kubat, of Filsstrasse 3, 73326 Deggingen, Germany (hereinafter: “Alois”).

Preambles:

WHEREAS,	pursuant to the Purchase Agreement, Alois has a Put Right and En-Eltek has a Call Right; and

WHEREAS,

the parties hereto have entered into an Extension of Put/Call Option Agreement (the “First Extension Agreement”) on 4 May 2005, pursuant to which the Option Period was extended until December 31, 2007 and certain adjustments were made to the maximum price and minimum price (as such terms are used in the Purchase Agreement) of Alois’ Holdings; and

WHEREAS,	the parties wish to extend the Option Period and to amend certain provisions of the Purchase Agreement.

NOW, THEREFORE, it is agreed as follows:

1.	Capitalized terms used in this Second Extension Agreement and not otherwise defined herein shall have the meanings assigned to them under the Purchase Agreement.

2.

Notwithstanding the provisions of Section 7.4.1(a), the Option Period shall be extended until December 31, 2012 (the “Extended Option Period”) and shall be automatically renewed thereafter for additional consecutive two-year periods, unless otherwise notified in writing by either party at least six months prior to the lapse of the Extended Option Period or the applicable renewal period, as the case may be.

3.

The provisions of Section 3 to the First Extension Agreement, pursuant to which the minimum Price and the maximum Price for Alois’ Holdings were set at an annual rate of LIBOR + 1%, are hereby cancelled with retroactive effect, and accordingly, the minimum Price for Alois’ Holdings in the amount of l,080,000 DM and the maximum Price for Alois’ Holdings in the amount of 1,800,000 DM shall each remain at their original values according to the Purchase Agreement.

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4.	Notwithstanding the provision of Section 7.4.l(c), the payment of the purchase price for Alois’ Holdings shall be due within six (6) months following receipt of the Option Notice.

5.	All other terms and conditions of the Purchase Agreement not specifically amended by this Second Extension Agreement shall continue to be in full force and effect.

6.	This Second Extension Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of each together shall constitute one and the same instrument.

IN WITNESS WHEREOF, En-Eltek and Alois have executed this Extension Agreement as of the day and year first above written.

EN-Eltek Netherlands 2002 B.V.		Mr. Alois Kubat

By:

Name:	Nissim Gilam, Arieh Reichart

Date:	17.12.07	Date:	28.12.07

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